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                                                          PART 1:  EXHIBIT 11.00

                       JSB FINANCIAL, INC. AND SUBSIDIARY
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
               (Unaudited, In Thousands, except per share amounts)

                                                              Three Months Ended           Six Months Ended
                                                                     June 30,                  June 30,
                                                              ------------------           -------------------
                                                               1997        1996             1997        1996
                                                              ------------------           -------------------
Primary earnings per share:
---------------------------
 Shares used in computing earnings per share:

  Weighted average number of shares outstanding                9,839       10,273           9,824       10,334

  Assuming  exercise of options reduced by the
   number of shares which could have been purchased
   at average stock price with proceeds from exercise
   of such options                                               480          471             470          477
                                                              ------       ------          ------       ------

Common stock and common stock equivalents                     10,319       10,744          10,294       10,811

Earnings:
---------

  Net income                                                 $ 7,109      $ 6,798         $13,557      $12,876

Earnings per common and common equivalent share                $ .69        $ .63           $1.32        $1.19


Earnings per share -- assuming full dilution:
---------------------------------------------
 Shares used in computing earnings per share:

  Weighted average number of shares outstanding                9,839       10,273          9,824        10,334

  Assuming  exercise of options reduced by the
   number of shares which could have been purchased
   at period end stock price with proceeds from exercise
   of such options                                               482          466            494           480
                                                              ------       ------         ------        ------

Common stock and common stock equivalents                     10,321       10,739         10,318        10,814


Earnings:
---------
  Net income                                                 $ 7,109      $ 6,798        $13,557       $12,876

Earnings per common share assuming full dilution               $ .69         N/A*          $1.31         $1.19


*Not applicable - result is anti-dilutive

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